EXHIBIT 23.1

1900 NW Corporate Blvd., East Suite 210
Boca Raton, Florida 33431
Tel. 561-886-4200
Fax. 561-886-3330
e-mail:info@sherbcpa.com

Offices in New York and Florida
____________________________________________________________________________________________________________
Certified Public Accountants

Consent of Independent Registered Public Accounting Firm

We give consent to use of our report dated January 8, 2008 on the financial statements of Interactive Entertainment Group, Inc. as of July 31, 2007 and the related statements of operations, stockholders’ deficit and cash flows for the years ended July 31, 2007 and 2006 in the registration statement of Interactive Entertainment Group, Inc. on Form S-1, and to the reference to our firm under the heading “Experts” in the prospectus.

                                                                                                                                  /s/ Sherb & Co., LLP
Certified Public Accountants

Boca Raton, Florida
April 23, 2008